EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

ONEOK Partners GP, L.L.C. as General Partner of ONEOK Partners, L.P.:

We consent to the incorporation by reference in the registration statements (No. 333-137419) on Form S-3, (Nos. 333-66949 and 333-72696) on Form S-8 of ONEOK Partners, L.P. (formerly, Northern Border Partners, L.P.) of our report dated September 24, 2007, with respect to the consolidated balance sheet of ONEOK Partners GP, L.L.C. as of December 31, 2006, included herein. Our report refers to a change in accounting for the consolidation of limited partnerships or similar entities when the limited partners have certain rights.

/s/ KPMG LLP

Tulsa, Oklahoma

September 24, 2007